EXHIBIT B


                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                                  CENTREX, INC.

                                       AND

                                 JACK J. LUCHESE

         This Employment Agreement ("Agreement") is made and executed this 21st day of January, 2003 and is effective March 1, 2003 (the "Effective Date"), by and between Centrex, Inc. ("Centrex" or the "Company"), a Oklahoma Corporation having its principal place of business at 9202 South Toledo Avenue, Tulsa, OK 74137 and Jack J. Luchese ("Executive") who currently resides at 116 Tranquility Lane, Destin, Florida 32541.

         WHEREAS, Centrex desires to recruit Executive as its new President and Chief Executive Officer and Executive desires to be part of the challenge offered by the Company and its technology platform.

         WHEREAS, the Centrex Board has authorized the execution of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and promises made in this Agreement, the parties do hereby agree as follows:

1. Employment, Responsibilities and Term:

         (a)      Position Responsibilities:
         Centrex agrees to and does hereby engage and employ Executive initially as a consultant to the current CEO and upon completion of certain pre-requisities (as defined in Section 3. (c)) then the Company's newPresident and Chief Executive Officer of Centrex Corporation for the term and upon the terms and conditions set forth herein, and Executive accepts such offer of employment. Executive will have full charge chief executive responsibilities that include business strategy development, research, product development,



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          clinical,  regulatory,   manufacturing,  finance,  capital  formation,
          business development & licensing, human resources, investor relations, sales, marketing, administration, and presenting information to the Board of Directors.


         (b) Term:
          The Term of the agreement will be three years commencing on the EDeffective date of this Employment Agreement.


         (c) Board of Directors:
          It is also understood and agreed that Executive will serve as a Director of the Company, without additional compensation, for the appointed term. During the term of this Agreement, the Board of Directors will take such actions as may be required to appoint Executive for election as a director by the shareholders. Executive may serve on the Board of Directors of companies not affiliated with Centrex, and receive compensation in connection therewith, if such Board position is approved by the Board of Directors of Centrex. It is also recognized and agreed to that Executive is a Director of Angiogene, Inc. a medical device company in Montreal and will continue to serve on such Board and will be allowed to travel and participate in Board meetings during the year while employed by Company. Mr. Luchese also has some trailing responsibilities with DNA Print Genomics that he will be involved with occasionally through May 2003. The activities with these companies will not interfere with Mr. Luchese's ability to perform for Centrex and may even enhance and support his Centrex efforts.

          (d)     Commitment:
          Executive agrees to discharge his duties hereunder in accordance with the direction of the Board of Directors of Centrex and to follow diligently and implement faithfully all management policies and decisions communicated to him by the Board of Directors. During the employment of Executive by Centrex, Executive shall devote his full and undivided time, attention, energies and loyalty to the Company's business but the foregoing shall not be construed to prevent Executive from making investments in other businesses or enterprises or engaging in any other business activity that does not interfere with Executive's duties under this Agreement, or conflict with his

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          obligations  under  Paragraph  10  hereof  or  otherwise  represent  a conflict of interest with his duties to Centrex.

         (e)      Changes in Board and Officers:
          Concurrent with the execution of this agreement and also the closing of the next $1.5 million (net after fees and expenses) in financings theExecutive will officially join the Company and willbe elected President and CEO of Centrex and also Chairman of the Board by the current Centrex Board. The official start date is the dateat which time the Executive assumes legal responsibilities for running the Company. From the Effective Date to the official start date Executive will serve as a consultant to the current CEO and Board and for purposes of stock grant vesting and other items the Effective Date of this agreement will serve as the anniversary date of the employment contract. It is also understood that the current Officers and Directors of Centrex will resign when Executive officially joins the Companywith the execution of this agreement. Executive will be the sole Officer and Director and will be responsible for nominating a new Board of Directors and hiring a new management team.

2. Term and Renewal. The term of Executive's employment hereunder will be for a period commencing on the Effective Date and continuing for a period of three (3) years (the "Expiration Date"), unless Executive's employment is terminated by either party pursuant to Paragraph 7 of this Agreement. The agreement will automatically be renewed for another year if neither party provides the other with written notice of termination twelve (12) months in advance.

3.       Compensation Package and Relocation Reimbursement:

         (a) Starting Annual Salary:
          For services provided hereunder, Executive will be paid an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000). Executive will initially operate the Company from his Florida location. Executive will be eligible for a salary review once each year on the anniversary of his employment agreement. It is understood that Executive is not entitled to any raise in salary but he is entitled to an annual performance review and an annual review of his compensation package. Any salary increases during the term will be at the sole

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          discretion  of the Board but in no event will the base  salary be less than the initial amount during the Term.

         (b) Initial Start Up Period:
          Executive will begin full time employment with the Company on or aroundMarch 1, 2003. From Effective Date to March 1 Executive will provide consulting services as a non-employee to the Company at a 40% commitment and will be paid in cash at a rate consistent with his starting base salary plus all benefits and taxes. Accordingly, Executive will be paid $5,000 on signing plus $12,500 for February 2003. (40% of base salary + fringe benefits + employer payroll taxes + 40% of car allowance = approximately $12,500). Given the Company's cash challenge at this time Executive agrees to withhold payment of services for February until new cash is received by the Company. In the event the pre-conditions in Section 3 (c) are not fully met by March 1, 2003 then Executive will continue to serve the Company in the full time capacity of a consultant to the current management and Board until the $2 million (gross) financing is closed and the other pre-conditions are met. Consultant will be paid a consulting fee of $31,250/month (prorated by calendar days) until the pre-conditions are fully met and consultant officially joins the Company as its new CEO and Director.

        (c) Pre-conditions:
         The Company agrees to several employment pre-conditions as follows:

             - The  outstanding   payment   obligations  to  the  University  of
               California for the Los Alamos project for the months of December through Executive's start date will be paid in full when due.

             - In addition to the above the Company  will raise a net minimum of
               $1,500,000 (net of fees and expenses) cash to operate the Company going forward until the next fundraising effort.

             - The ceiling on authorized  common shares will be raised above the
               45 million level to 250125 million.

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             - A non-cash  support  agreement  for the  balance of 2003 with Tom
               Coughlin and the Centrex Tulsa staff will be executed.

             - Completion,  attachment and certification of financial  schedules as described in Section 23.

             - Confidentiality  and Patent Assignment  Agreement as described in
               Section 9

             - Change of Control Agreement

             - Stock Grant Agreement

             - A Promissory Note for the purchase of the common stock grant

             - Income  tax  review  of stock  grant  and all  other  appropriate agreements



         (d)      Cash Bonus:
          It is understood and contemplated that, in addition to the foregoing annual base salary; Executive will be eligible to receive cash bonuses in each calendar year during the term of this Agreement in such amounts, if any, as shall be determined from time to time by a majority of independent Directors of the Company in their sole discretion. If this Agreement expires on the Expiration Date, then the obligation of the Company to pay a bonus to Executive on for the last year of service, if a bonus is approved, shall survive such expiration, and the Company shall pay such bonus to Executive as if this Agreement remained in full force and effect. The range of annual bonus payment may be from no bonus at all to 100% of Executive's then Base Salary for that year. However, the bonus, if approved by a majority of the independent Directors, for the first year will not be less than $50,000.

         (d) Headquarters Relocation Salary Adjustment:
          It is contemplated that the Board of Directors will request that Executive relocate to a geographical location more suitable to

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          building and financing the Company.  At the Board's request  Executive will promptly relocate to such location. It is agreed that in the event the Company is moved to Atlanta such salary adjustment will be $15,000 ($265,000 per year) annually and if in the Northeast such salary adjustment will be $25,000 ($275,000 per year). If such a relocation takes place Executive's base salary will be increased for the appropriate relocation allowance on the day Executive begins to conduct the business from the new location. If the Board chooses a location other than Atlanta or the Northeast the parties will agree on a reasonable base salary adjustment for the relocation.

         (e) Reimbursement of Household Relocation Costs:
          The Company will provide Executive with a $45,000 relocation allowance and the Company will provide a full federal, state and local income tax gross up on such relocation allowance so that the after tax cost to the Executive is less than $1,000. This allowance is intended to cover the move of household goods, real estate commissions, mortgage points and closing costs on both homes. The Company will pay half the relocation allowance on eitherthe execution of a purchase agreement for a home in the new area or the sale of his current Florida homeand the latter half upon the Executive's relocation to the new area.


         (f) House Hunting and Temporary Living costs:
          In addition, the Company will reimburse Executive and his spouse for up to three house hunting visits and, if necessary, provide temporary living for up to six months.

          (g) Given the tax complexities as a result of a relocation during 2003 the Company agrees to reimburse Executive for the professional services associated with filing his personal federal and state income taxes in 2004 for the 2003 tax year.

4.       Fringe Benefits:
          Executive, during the period of his employment hereunder, will receive fringe benefits such as medical, dental, prescription drug and hospitalization insurance, vacation leave, short term sick leave and long term disability as well as participation in any retirement plan as may exist from time to time for all other executive officers of the

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          Company;  provided,  however, that, during the term of this Agreement.
          The Company shall maintain at its expense a long-term disability policy for the benefit of Executive, which will provide coverage equal
          to  Executive's  Base  Salary.   Company  will  provide  Executive  an
          automobile and assume the cost of such car lease for business and his personal use including insurance and car maintenance while under contract with the Company. The purchase price level, before taxes, of the automobile to be leased will not exceed $40,000 and if it does exceed that amount Executive will contribute the incremental portion
          of  the  lease  payment.   In  addition,   the  Company  will  provide
          reimbursement for certain communication devices such as cell phone, computer, PDA/Blackberry and related internet and other services that support such communication devices. Executive shall be entitled to four weeks of vacation leave, annually, which shall be paid at his then Base Salary, and shall accrue such vacation time and be used in accordance with the policies and procedures of the Company.

5.       Reimbursement of Business Expenses:
         The Company will promptly reimburse Executive for all business expenses incurred by him in connection with the business of the Company in accordance with regular Company policy regarding the nature and amount of expenses and the maintenance and submission of receipts and records necessary for the Company to document them as proper business expenses.

6.       Executive Stock Options:

          (a) Stock Grant Description:
          To both retain Executive and to provide him with incentives to perform well for the Company and its shareholders the Company will grant Executive an equity incentive in Centrex common stock. In general, Executive is granted an equity incentive equal to 15% of the fully diluted shares outstanding after all debt conversion to equity and after the grant to Executive is made. The term will be ten years with a purchase price will be of $.05/share and the shares will be subject to certain vesting criteria and repurchase agreements. In addition, the underlying shares and the grant option itself will have certain restrictions.

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         (b)      Definitive Stock Grant Contract:
          Executive and the Company are parties to a Stock Grant Agreement dated January 21, 2003, which shall be deemed to be incorporated into this Agreement as if fully set forth in this Paragraph 6.

7.       Termination of Employment and This Agreement.

          (a) Termination for Cause or Voluntary Termination:

          If Executive's employment is terminated by the Company for cause (as hereinafter defined) or if Executive voluntarily leaves the employment of the Company prior to the Expiration Date, the Company will pay Executive the equivalent of three (3) months' salary at the Base Salary, and three (3) months continuation of fringe benefits then being received by Executive. For purposes of this Agreement, termination "for cause" means termination of Executive's employment by action of a majority of outside Directors of Centrex because of:

                  (1)      material breach of contract,

                  (2) failure or inability to carry out legal directives of the Board of Directors,

                  (3) conviction of Executive for a felony, even if such conviction is subject to appeal,

                  (4) uncontroverted evidence of falsification of records or statements of the Company,

                  (5) uncontroverted evidence of intentional misuse of Company funds or property, or

                  (6) other substantial misconduct which, in the reasonable judgment of the Board, results in material adverse effect, discredit or disrepute to the Company.

                  A termination of employment for any cause listed in clauses
         (1),(2)or(6)above shall be effective only if Executive has first been

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          given written notice by the Board of Directors of the alleged  breach, failure to perform or misconduct and such breach, failure to perform or misconduct continues for fifteen days following the date of such notice.

          (b) Termination for No Cause:
          If this Agreement expires on the Expiration Date, or if the sooner termination of Executive's employment and this Agreement is not for cause, not because of Executive's death or disability and not because of his voluntary termination of employment, then the Company will make a lump sum cash payment to Executive equal to one year of the Executive's then annual Base Salary, plus an average cash bonus for the last three years but not less than $50,000 and will provide twelve
          (12) months continuation of fringe benefits available to Executive and his dependents covered for such benefits at the time of Executive's Termination for No Cause. If it is not possible to cover Executive and his family with fringe benefits then the Company will make a lump sum payment to Executive for the value of such benefits. All the above lump sum payments will be paid immediately upon formal Termination for No Cause by the Board.

          (c) Termination Due to Death:
          The Company will secure a term life insurance policy for the benefit of the Executive's estate in the amount of $1 million. Such insurance policy will promptly be put in place and will be maintained by Company during the full Term of this agreement including all extensions.

          (d) Termination Due to Disability:
          The Company agrees to carry and pay for an individual long term disability policy on Executive of his choosing that covers his Base Salary plus bonus. The Company will continue to pay Executive his current salary and continue to accrue his bonus until the disability policy begins to pay Executive.

          It is understood that a permanently disabled status subject to long term disability shall mean such sickness, as well as physical or mental disability, that qualifies or, with the passage of time (not to exceed 90 calendar days), will qualify Executive to receive benefit payments

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          under at least one of the long-term  disability policies maintained by the Company for Executive in accordance with Paragraph 4. In the event of a dispute as to Executive's ability to perform his duties, the Company may refer Executive to a licensed practicing physician of
          Centrex's  choice  and  reasonably  satisfactory  to  Executive,   and
          Executive agrees to submit to such tests and examinations as such physician shall deem appropriate. The determination by the physician as to whether or not Executive is unable to perform substantially his normal duties shall conclusively determine such facts for the purposes of this Paragraph 7(c). Short term illness or injury not amounting to long term disability shall be treated in accordance with any benefit provided under Paragraph 4 of this Agreement.

8.        No Restrictions on Executive's Employment by Centrex.
          Executive represents as a condition of this Agreement that he is not under any existing employment agreement, non-competition agreement or other legally binding agreement which would prohibit or in any manner restrict his employment hereunder with Centrex.


9.        Employee Confidentiality and Invention Assignment Agreement.
          Executive and the Company agree that the Employee shall keep all proprietary information confidential during employment and for two years after employee leaves his employment.are parties to a confidentiality and invention assignment letter agreement dated ______________, which shall be deemed to be incorporated into this Agreement as if fully set forth in this Paragraph 9.

10.       Change of Control:
          Executive and the Company are parties to a Change of Control agreement dated January 21, 2003 ______________, which shall be deemed to be incorporated into this Agreement as if fully set forth in this Paragraph 10.

11.      Restrictions on Competition.

         (a) During Employment. In order to protect Centrex's investment, which includes but is not limited to, time, money, options and proprietary information, and in recognition of the unique character of the Trade Secrets and other Confidential Information which are the

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          basis of Centrex's  business  and future  business  opportunities,  in recognition of the worldwide geographic scope of Centrex's business and/or potential business opportunities and Executive's contemplated role, responsibilities and knowledge therefor, for the entire period of Executive's employment by Centrex, Executive agrees that he will not work as a consultant for or directly or indirectly perform services anywhere in the world for himself or any other person, firm or corporation in competition with Centrex. A business in competition
          with   Centrex   includes  any  business   activity   being   actively
          investigated   or   contemplated  by  Centrex  during  the  period  of
          Executive's   employment  by  Centrex.   Without   limitation  on  the
          foregoing, but by way of example, businesses currently contemplated by Centrex as being in competition with it include, but are not limited to, businesses engaged in or considering engaging in manufacture, marketing or development of lazer based Bioterrorism detection systems designed to detect airborne, water based and blood based pathogens as covered by Company patents.

          (b) For one two (1) (2) syear after termination of employment. In order to protect Centrex's investment, which includes but is not limited to, time, money and proprietary information and in recognition of the unique character of the Trade Secrets and other Confidential Information which are the basis of Centrex's business and future business opportunities, in recognition of the worldwide geographic scope of Centrex's business and/or potential business opportunities and Executive's contemplated role, responsibilities and knowledge therefor, for a period of two (2) years following the termination of Executive's employment with Centrex, regardless of the reason therefor, Executive agrees that he will not work as a consultant for or directly or indirectly perform services anywhere in the world for himself or any other person, firm or corporation in any capacity involving the study, development, use, manufacture or marketing of products covered by Centrex patents.

               The foregoing shall not preclude (1) the employment of Executive, whether as a director, officer, employee, consultant or otherwise, by a research partner, joint venture partner, licensee or other person, or corporation or entity that at such time is authorized by Centrex to have rights in or to restricted products, or (2) the

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          ownership by Executive of investment securities  representing not more than three (3) per cent of the outstanding voting securities of company engaged in a pharmaceutical business, whose stock and/or securities are traded on a national stock exchange or national quotations system, provided that such investment is passive and not with the intention of controlling such business.

          (c) Executive agrees and acknowledges that the restrictions on competition contained herein including their geographic and product scope are necessary and reasonable to protect the interests of Centrex and that the Company's Trade Secrets and other Confidential Information of which he will become acquainted, if used anywhere in the world during the period in which he has agreed not to use them or to disclose them would cause Centrex serious and irreparable damage and harm. Executive represents and admits that upon the termination of his employment with Centrex, his experience and capabilities are such that he can obtain employment engaged in other lines of endeavor and that the enforcement of this Agreement would not prevent him from earning a livelihood.

12.      Acknowledgments.

               (a) It is understood and contemplated by the parties that if the obligations undertaken herein in Paragraphs 9 and 10 were breached in any way, irreparable harm to the Company should be presumed. Damages might be difficult if not impossible to ascertain, and the faithful observance of the terms of this Agreement during and after termination of Executive's employment is an essential condition to his employment with the Company. In light of these considerations, Executive agrees that a court of competent jurisdiction may immediately enjoin any breach or threatened breach of Paragraphs 9 and 10 to this Agreement, without waiver of any other rights and remedies which the Company may have at law.

               (b) The obligations undertaken in Paragraphs 9 and 10 of this Agreement survive the termination of Executive's employment hereunder for the period specified in each such Paragraph and the termination of this Agreement, regardless of the reason therefor.

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               The obligations of Centrex to Executive following his termination of employment as set forth in Paragraphs 3(b), 6, and 7 shall survive the termination of this Agreement until satisfied in accordance with the terms thereof.

               (c) The rights of Executive under this Agreement are in addition to any other rights or remedies he may have in law or in equity in the event Centrex breaches this Agreement, all of which rights and remedies are preserved in full. Without limiting the foregoing, the rights of Executive under Paragraph 7 herein do not limit any right he would have upon termination of employment caused by a breach of Centrex. However, any damages he may sustain shall be reduced by the payments required to be made under this Agreement.

13.      Construction of Agreement.

               (a) It is the intention of the parties to this Agreement that any construction of this Agreement or Paragraph thereof shall be in favor of its legality and enforceability and that any construction causing illegality or unenforceability should yield to a construction favoring legality and enforceability. Further, the parties agree that should any portion of this Agreement be judicially held invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding any remaining portion of this Agreement not so declared and that any portion held to be invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, otherwise to be stricken from this Agreement, but only to the extent required for purposes of maintaining the legality, validity and enforceability of this Agreement and all portions thereof in the jurisdiction so holding.

               (b) It is understood that use of the word "and" herein included the disjunctive as well as its injunctive meaning whenever such meaning would broaden the protection to the Company in the context in which it is used.

14. No Waiver. No waiver of any breach of this Agreement may be construed or deemed as a waiver of any succeeding breach of this Agreement.

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15.       Personal  Services.  It  is  understood  and  contemplated  that  this
          Agreement provides for personal services of Executive to the Company.

16. No Interference. For two (2) years following the termination of Executive's employment hereunder, regardless of the reason therefor, Executive will not intentionally disrupt or attempt to disrupt the Company's business relationship with its customers or suppliers, nor solicit any of the Company's employees to terminate their employment with Centrex.

17. Certification by Employee. Executive certifies that he has received a copy of this Agreement for review and study before being asked to execute it, that he has read this Agreement carefully, that he has had a sufficient opportunity before executing this Agreement to ask questions about it and to receive answers to any such questions and that he understands the obligations and rights provided hereunder.

18. Entire Agreement. This Agreement hereto supersedes any and all other agreements, both oral and in writing, between the parties hereto with respect to the employment and terms and conditions thereof of Executive by Centrex, and it contains all of the parties'
          representations, covenants and agreements with respect to such matters. The terms of this Agreement may not be changed orally but only by a subsequent writing signed by the party against whom enforcement of such modification is sought.

19. Captions. Paragraph captions used herein are for convenience of reference only and shall not change the meaning of the terms of this Agreement.

20. Successors and Assigns. The terms of this Agreement shall inure to the benefit of any successors and assigns of the Company.

21. Governing Law and Venue. This Agreement shall be construed and governed in accordance with the laws of the State of Oklahoma. The parties agree venue shall be proper solely in the state and federal courts in Oklahoma.

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

22. Corporate Authority. The Company represents and warrants that this Agreement including the issuance of the Stock Grant (1) has been duly authorized, executed and delivered by the Company, (2) constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, and (3) does not conflict with or result in a violation of the Company's Certificate of Incorporation, By-laws, or any contract, agreement or instrument to which the Company is a party or is otherwise bound.

23.       Debt Conversion/Capitalization Table/Budget Certification:
          A number of financial schedules have been prepared to fully disclose the Company's finances and to enable the parties to calculate
          Executive's incentive stock grant. As of the March 1 the date Executive begins full time employment with the Company, the CFO has prepared and certified the attached monthly "bare bones" budget of expenses for 2003 (schedule A), a monthly cash flow forecast by month for the balance of 2003 (schedule B), a detailed schedule of all payables and accruals (schedule C) outstanding, a pre-Executive stock grant Capitalization Table showing all major individual shareholders and derivative holders along with the allowance made to raise additional cash and provide for Executives stock grant (schedule D).

24.       Advice of Counsel:
          The parties to this Agreement have the opportunity to seek advice of counsel prior to executing this Agreement.

25.       Jointly Prepared:
          As this document is the result of extensive negotiation by the parties, it shall be deemed to be jointly written and prepared by the parties.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date hereof, to be effective as of the Effective Date.

JACK J. LUCHESE:


----------------------------
(an individual)

CENTREX, INC.:


By:__________________________
Thomas R. Coughlin, Jr., M.D.
President and CEO

Attest:
CENTREX, INC.


By:__________________________
Corporate Secretary



(CORPORATE SEAL)


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